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                                                                 Exhibit (a)(iv)

                             SUNAMERICA EQUITY FUNDS

                     Amended and Restated Establishment and
                  Designation of Shares of Beneficial Interest

     The undersigned, being Secretary of SunAmerica Equity Funds (hereinafter referred to as the "Trust"), a trust with transferrable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, as of September 10, 2002, the following is the list of the seven (7) separately designated series of the Trust's shares of beneficial interest, without par value, which have been duly authorized and established by Board of Trustees of the Trust, pursuant to the authority conferred upon the Trustees of the Trust by
Section 6.9 of the Declaration of Trust, dated June 18, 1986 (hereinafter, as so amended, referred to as the "Declaration of Trust"), to have all the rights and preferences described in the Declaration of Trust:

          .    SunAmerica Blue Chip Growth Fund
          .    SunAmerica Growth Opportunities Fund
          .    SunAmerica New Century Fund
          .    SunAmerica Growth and Income Fund
          .    SunAmerica Balanced Assets Fund
          .    SunAmerica "Dogs" of Wall Street Fund
          .    SunAmerica International Equity Fund


                                               By:
                                                   -----------------------------
                                                   Name: Robert M. Zakem
                                                   Title: Vice President and
                                                          Assistant Secretary

Dated: September 10, 2002